CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 15 to Registration Statement No. 333-06935 on Form N-1A of our report dated
September 25, 2006, relating to the financial statements and financial highlights of Morgan Stanley Special Value Fund (the "Fund") appearing in the
Annual Report on Form N-CSR of the Fund for the year ended July 31, 2006, and to the references to us on the cover page of the Statement of Additional
Information and under the captions "Financial Highlights" in the Prospectus and
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information, which are part of such
Registration Statement.

Deloitte & Touche LLP
New York, New York
November 21, 2006